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                                                                   Exhibit 10.13


                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made and entered into as of the 25th day of August, 1999 by and between PETsMART, Inc., a Delaware corporation (the "Company"), and Robert Moran ("Executive").

      WHEREAS, the Company desires to employ Executive as President of North America Stores on the terms and conditions set forth herein and Executive desires to accept such employment with the Company;

      NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT AND DUTIES. The Company hereby engages Executive in the capacity of President of North American Stores. Executive shall perform such duties and functions as shall be specified from time to time by the Company's Chief Executive Officer. Executive hereby accepts such employment and agrees to perform such duties. During the term of the Agreement, Executive shall not be required without Executive's consent to undertake responsibilities not at least commensurate with Executive's position as the Company's President North America Stores.

      2. COMPENSATION.

            (a) Base Salary. For all services to be rendered by Executive hereunder, Executive shall be paid a base salary at the rate of four hundred thousand dollars ($400,000.00) per year. Executive's base compensation shall be reviewed at least annually and may be increased at the discretion of the Board of Directors of the Company (the "Board"), but during the term of this Agreement may not be decreased below the then-effective base salary. Executive's salary shall be paid on such basis as is the normal payment pattern for executive officers of the Company. The base salary payable under this Section 2(a) shall be in addition to and exclusive of any payments to Executive from time to time under formal or informal bonus, incentive compensation or similar plans now in effect or which hereafter may be adopted.

            (b) Performance Bonus. With respect to each full fiscal year of the Company during which Executive is employed by the Company pursuant to this Agreement (each, a "Bonus Year"), Executive shall be entitled to participate in a performance bonus plan approved annually for executive officers of the Company by the Compensation Committee of the Board. The calculation and payment to Executive of a performance bonus contemplated by this Section 2(b), if any, shall be determined and paid within three (3) months immediately succeeding such Bonus Year, and in any event, following preparation of the Company's annual audited financial statements for such Bonus Year.
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      3. PAYMENT IN EVENT OF TERMINATION. In the event of the termination of
Executive's employment hereunder pursuant to Section 8(d), the Company shall continue to make payments to Executive as defined in Section 2(a) at the rate then being paid to Executive and shall provide Executive, his/her spouse and covered dependents with medical and dental insurance benefits for three hundred sixty-five (365) days from the date of such termination. In order to trigger the Company's obligation to provide health care continuation benefits, Executive must elect continuation coverage required pursuant to the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") upon such eligibility so that the Company's obligation shall be satisfied solely through the payment of Executive's COBRA premiums. Executive shall not be required or obligated to obtain other employment to mitigate the payments due hereunder; however, the Company's obligation to purchase medical and dental insurance benefits shall expire once Executive has obtained new coverage for himself/herself, Executive's spouse, and Executive's covered dependents without material conditions or limitations (such as an applicable pre-existing condition exclusion). Executive may, at Executive's sole option, terminate this Agreement and receive the payments provided for in this Section 3 following the occurrence of any of the following events (a "Company Breach"): (a) Executive`s authority to function as a Senior Vice President (or such higher position to which Executive may have been promoted during his/her term of this Agreement) shall be removed or limited in any material respect, unless such removal or limitation was a result of one or more events that would permit the termination of Executive's employment For Cause (as defined in Section 8(c)), or (b) a relocation of Executive or the Company's offices to a location more than twenty five (25) miles from the location at which Executive previously performed his or her duties, or (c) the Company shall have breached in any material respect any of its covenants and agreements in this Agreement. Notwithstanding the foregoing, Executive shall not be entitled to terminate this Agreement unless Executive provides written notice to the Company specifying in reasonable detail the nature of the Company Breach, and the Company shall have failed to cure such Company Breach within 45 days thereafter.

      4. OPTIONS. Executive shall be entitled to participate in any performance stock option plan approved annually for other executive officers of the Company by the Compensation Committee of the Board. To the maximum extent permitted by the Internal Revenue Code of 1986, as amended (the "IRC"), including the rules and regulations thereunder, all such options shall be incentive stock options, and the remainder of such options shall be non-qualified stock options. In the event of termination as defined in Section 8(d), the Executive's options will continue to vest for a period of 365 days during the severance payment period and Executive will have three (3) months after the end of this period to exercise any vested options.

      5. BENEFITS.

            (a) Executive shall be entitled to participate in such fringe benefits and perquisites as are generally made available to executive officers of the Company, and such other fringe benefits as may be approved by the Board for executive officers of the Company during the term hereof including, without limitation, medical, dental and


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disability insurance, group term life insurance at least equal in face amount to the base salary payable pursuant to Section 2(a), and annual vacation time of four weeks.

            (b) During the term of Executive's employment, the Company shall furnish Executive with a car allowance of $700.00 monthly in accordance with the Company's policies in effect from time to time.

            (c) Nothing contained herein is intended or shall be deemed to be granted to Executive in lieu of any rights or privileges to which Executive may currently be or become entitled as an employee of the Company under any medical, dental, disability, life insurance, retirement, stock option, stock bonus or purchase, incentive compensation or other plan or arrangement of the Company which may now be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans as any other similarly situated executive officer of the Company.

      6. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive's duties hereunder and consistent with Company policy and practice, provided that Executive furnishes to the Company receipts and other documentation reasonably acceptable to the Company evidencing such expenditures.

      7. PERFORMANCE OF DUTIES.

            (a) In consideration of the payments to be made hereunder, Executive agrees to devote Executive's entire business time and attention to the performance of Executive's duties hereunder, to serve the Company diligently and to the best of Executive's abilities, and not to compete with the Company or any of its Affiliates (as defined below) in any manner whatsoever. Without limiting the generality of the foregoing, Executive shall not, during the term of Executive's employment by the Company, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with any of the businesses of the Company or any of its Affiliates (as defined below) as they may be conducted from time to time (including any pet food, pet supplies, or pet services superstore business within the meaning of Sections 12(a)); provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude Executive from owning not more than one percent of the publicly-traded capital stock of an entity which is in competition with any of such businesses. Affiliate of the Company means any person, association or entity: (a) that, in whole or in part, materially owns or is materially owned by, or otherwise has a material interest (whether debt, equity or otherwise) in, the Company; (b) that controls or is controlled by the Company; (c) that is a subsidiary (whether owned in whole or in part)


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of the Company; or (d) to which the Company is a "related taxpayer" as defined in Section 1313(c) of the IRC.

            (b) Executive may conduct civic, educational and charitable activities and may also serve on boards of directors of other companies, if consistent with this Section 7 and if Executive's service on the boards of directors of other companies is approved by the Board.

      8. TERM AND TERMINATION.

            (a) The term of Executive's employment with the Company hereunder shall commence on the date hereof and continue until Executive resigns or is terminated under this Section 8 or under Section 9 of this Agreement.

            (b) In the event of Executive's death, this Agreement shall terminate. In the event of Executive's total disability for any consecutive six-month period during the term of this Agreement, the Company may at its sole option thereafter (unless Executive shall have resumed Executive's duties in full prior to such termination) terminate this Agreement. In either event the sole right hereunder of Executive, Executive's widow or Executive's legal representative, as the case may be, shall be to: (i) receive the base salary due Executive through the last day of the twelfth full calendar month following the month in which the Executive's death or termination on account of disability shall have occurred, and any bonuses the right to which has accrued by the date of death or disability; (ii) have any and all previously granted stock bonuses, stock options or other rights vest in Executive or in Executive's estate immediately pursuant to their terms and the terms of the stock compensation plan under which they were granted; and (iii) have the Company continue to maintain in effect at its sole expense, medical and dental insurance as described in
Section 3 for three hundred sixty-five (365) days following the date of any such termination.

            (c) The Company, upon 30 days prior written notice to Executive, may terminate this Agreement For Cause (as defined herein). For the purposes of this Agreement, the term "For Cause" shall mean only (i) Executive's breach of any of the covenants contained in Sections 7 (non-compete covenant only), 11, 12 or 13(a) hereof; (ii) conviction of Executive of any felony involving fraud or act of dishonesty against the Company; (iii) conduct by Executive which, based upon good faith and reasonable factual investigation and determination of the Company (or, if Executive is a named executive officer as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities Exchange Commission, or the Board of Directors of the Company), demonstrates gross unfitness to serve; or, (iv) intentional, material violation by Executive of any statutory or fiduciary duty of the Executive to the Company; provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have thirty (30) days to cure such event. Upon termination of Executive For Cause, this Agreement shall immediately terminate, and Executive shall not be entitled to any further rights or payments hereunder (other than payment under Section


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2(a) for services rendered prior to the date of such termination). Without limiting the generality of the foregoing, Executive shall have no right on or after the date of such termination to any of the benefits set forth in Section 5 hereof (other than payment for accrued vacation and the right to purchase health care continuation coverage at Executive's own cost), any payment of base salary pursuant to Section 2(a), any payment of performance bonus pursuant to Section 2(b) for the Bonus Year in which such termination occurs, or any other benefit or payment of any kind whatsoever.

            (d) Subject to the payment of amounts, if any, required by Section 2(b) and 3, the Company shall be entitled to terminate Executive's employment without cause at any time upon thirty days written notice and to establish the services which Executive shall perform during such notice period.

      9. CHANGE IN CONTROL. If a Change in Control (as defined below) of the Company occurs during the term of this Agreement, the provisions of this Section 9 shall become operative. For the purposes of this Agreement, a Change in Control of the Company means: (i) a dissolution or liquidation of the Company;
(ii) a sale of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of
Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who, as of the date of the adoption of this provision, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board of Directors. (If the election, or nomination for election by the Company's stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board).

            For a period of eighteen months after a Change in Control of the Company, Executive shall have the right to terminate Executive's employment with the Company pursuant to this Section 9 when any one of the following occurs:

            For the purposes of this subsection, "Constructive Termination" means that an executive voluntarily terminates Executive's or Executive's service after any of


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the following are undertaken without the Executive's express written consent:
(i) the assignment to the Executive of any duties or responsibilities which result in any diminution or adverse change of the Executive's position, responsibility, authority, status, circumstances or scope of service as in effect immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of the Executive's service on account of death, disability, retirement, for Cause, or any voluntary termination of service by the Executive other than Constructive Termination; (ii) a reduction by the Company in the Executive's annual base compensation; (iii) any failure by the Company to continue in effect any benefit plan or arrangement including incentive plans or plans to receive securities of the Company, in which the Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or reduce the Executive's benefits under any Benefit Plans or deprive the Executive of any fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company, provided, however, that the Executive may not incur a Constructive Termination following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of the Executive or the Company's offices to a location more than twenty-five (25) miles from the location at which the Executive performed Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's or any Affiliated Entity's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company; (v) any material breach by the Company of any provision of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. The Company shall pay and provide Executive with the following amounts and actions no later than the 3rd business day after the date of termination of Executive's employment:

            (a) A lump sum severance payment equal to 1.75 multiplied by the sum of (A) Executive's base annual salary at the highest rate in effect during the fiscal year of the Company immediately preceding the date Executive's employment terminates, and (B) the greater of the amount of any incentive, bonus or cash compensation that was paid to Executive during either (x) the 12 months preceding the date Executive's employment terminates and (y) the 12 months immediately preceding the Change in Control; and

            (b) All outstanding stock options for the Executive will vest upon a Change in Control severance as determined under the terms of the stock compensation plan under which the option was granted.

            (c) The Executive will be entitled (but not obligated) to continue health care coverage and life insurance coverage with the Company. The Company will continue to subsidize its portion of the premiums payable on account of the Executive for


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1.75 years. If the Executive and Executive's dependents cannot remain eligible to receive benefits under the relevant Company-sponsored plan, then the Company will provide individual coverage for the remaining period. The Company's obligation to provide benefits shall end at the time that the Executive obtains coverage from any other source (such as a new employer's benefit plan).

      10. TAX GROSS-UP. In the event that the Executive is subject to the "golden parachute" excise tax based on the acceleration of income and additional payments as a result of Change in Control, the Company will provide a gross-up payment to offset the impact of the tax. The gross-up will be made on the amount of the payment assessed (the "adjustment") and a separate gross-up on the amount of the payment for "the adjustment." The calculations will be made by the independent accounting firm which is then serving as the Company's financial auditors.

      11. CONFIDENTIALITY.

            (a) The Company (which for purposes of this Section 11 shall mean the Company and its Affiliates (as defined in Section 7(a)) and Executive recognize that during the course of Executive's employment with the Company he will accumulate certain proprietary and confidential information and trade secrets for use in the Company's business and will have divulged to him certain crucial confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets providing the Company the opportunity to obtain an advantage over competitors who do not know or use such information or have access to it without the investment of considerable resources. Executive hereby acknowledges and agrees that such information (the "Proprietary Information") is confidential and proprietary and a trade secret and that such information shall include, without limitation:

                  (1) The Company's customer and prospective customer lists
            (including rolodex/address book information);

                  (2) The Company's vendor and prospective vendor lists
            (including rolodex/address information);

                  (3) Confidential correspondence, notes, files, memoranda,
            notebooks, drawings, schematics, specifications, plans, forecasts, programs, price lists, inventory control lists, materials, data, devices, records, research and development information, computer-recorded information of any kind, videotapes, tangible property, equipment, entry cards, identification badges and keys;

                  (4) Confidential information regarding the Company's
            operations, finances, methods, strategies, plans, forecasts and results;


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                  (5) The Company's confidential arrangements with suppliers and distributors;

                  (6) The Company's confidential plans and strategies for
            research, development, expansion, store design, staffing and management systems, new products, purchasing, budgets, priorities, marketing and sales;

                  (7) The Company's confidential financial statements and data regarding sales, profits, productivity, purchasing arrangements, prices and costs;

                  (8) Confidential information regarding the Company's computer systems and programs;

                  (9) Third party confidential information which the Company has a duty to maintain as confidential;

                  (10) Confidential personnel information such as the
            identities, capabilities, activities, compensation, performance, and ratings of employees;

                  (11) Confidential information regarding employee hiring,
            incentive, evaluation and discipline practices and programs;

                  (12) Confidential training programs, techniques, and
            materials;

                  (13) Confidential grooming methods and practices;

                  (14) Confidential marketing and promotional plans, methods, budgets and targets; and

                  (15) Confidential cost-control methods and practices.

            (b) Executive understands that this list is not all-inclusive and that other information may qualify as proprietary information. In the event that Executive is not sure whether certain information is proprietary information, Executive shall treat it as confidential unless the Company informs him to the contrary.

            (c) Executive agrees that both during Executive's employment and afterwards, Executive will not use or disclose any proprietary information without the Company's express written authorization except that Executive may do so during Executive's employment for the purposes of conducting the business of the Company and performing Executive's duties.

            (d) Termination of Employment. When Executive leaves the employment of the Company, Executive agrees to deliver to the Company the originals and all copies of any and all notes, memoranda, records, computer recorded information and documentation and any other material containing or disclosing any Confidential


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Information of the Company that are in the Executive's possession or under the
Executive's control. Prior to leaving, Executive agrees to comply with the Company's exit interview procedures.

            (e) Confidential Information of Other Employers. Executive agrees, during employment at the Company, not to improperly use or disclose any Confidential Information or trade secrets, if any, of any former or concurrent employer.

            (f) Inventions. In the event that, alone or with others, Executive conceives, develops or reduces to practice any invention, discovery, development, improvement, method, process, or trade secret ("Inventions") during the period of time Executive is employed by the Company, Executive hereby assigns to the Company all of Executive's rights, title and interest to such Inventions. (This paragraph, however, shall not be interpreted to require the assignment of any Invention which Executive can prove Executive developed entirely on Executive's own time, without the use of any equipment, supplies, facilities or Confidential Information of the Company, and which neither results from the work Executive performs for the Company nor is related to the actual or anticipated business of the Company.)

            (g) Assistance in Protection of Inventions. In the event the Company ever needs Executive's assistance to secure copyrights or patent protection for any Invention, in the United States or abroad, Executive agrees to assist the Company in every proper way. In the event that the Company is unable, after reasonable effort, to secure Executive's signature on any documents needed to apply for or prosecute a patent or copyright on an Invention, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and on Executive's behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyrights with the same legal force and effect as if executed by the Executive.

            (h) Duration. The obligations imposed by Sections 11(a), (b), (c),
(e) and (f) of this Agreement shall remain in force indefinitely, even if Executive's employment with the Company terminates for any reason.

      12. NON-SOLICITATION OF EMPLOYEES/NON COMPETE. Executive agrees to the following terms:

            (a) As used in the Agreement, to "compete" shall include any action by Executive, directly or indirectly, to own, manage, operate, join, control, be employed by, participate in, or become a director, officer, shareholder (holding more than 1% of shares) of, consultant to, or otherwise a participant in, any pet food, pet supplies or pet services superstore business. For the purposes of this Agreement, "superstore business" is defined to means a business with: (a) at least one store with at least 10,000 square feet of retail space; or (b) more than one store with at least 8,000 square feet of retail space.


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            (b) During the term of Executive's employment by the Company and continuing for a period of one (1) year after the termination of Executive's employment for any reason (whether by resignation, dismissal, retirement or otherwise), Executive shall not compete with the Company anywhere within the Company's sales territory as it exists during the period of Executive's employment or in any sales territory added by the Company during the one (1) year period after Executive's departure provided that during Executive's employment with the Company, the Company distributes to Executive information indicating a plan to add such sales territory or publicly announces such a plan; or Executive or Executive's subsequent employer otherwise acquires knowledge of such a plan. In view of the Company's business style and character, its marketing methods, and its strategy, Executive agrees that it is reasonable to reconsider that the Company's sales territory extends throughout each state in which it is doing business and Executive shall not Compete within such area.

            (c) Executive understands that while this Agreement allows Executive to compete with the Company following the expiration of the one-year period, it does not give Executive license to engage in acts which would constitute unfair competition in violation of the applicable law.

            (d) Executive acknowledges and agrees that in the event of a breach or threatened breach of this Agreement, the Company will suffer an irreparable injury and remedies at law may be inadequate. Accordingly, Executive agrees that in such event the Company shall be entitled to apply for an injunction restraining Executive from rendering any services to any person, company or other entity in violation of the Agreement, without bond. (This clause, however, shall not be interpreted as prohibiting the Company from pursuing any other available remedies, including the recovery of damages.)

      13. MISCELLANEOUS.

            (a) Executive represents and warrants to the Company that Executive is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of Executive's obligations hereunder.

            (b) The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach thereof.

            (c) This Agreement constitutes the entire Agreement of Executive and the Company and supersedes all prior and contemporaneous written or oral agreements, understandings, promises, representations and negotiations between the parties with respect to the subject matter hereof.

            (d) Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, or by


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facsimile transmission (but only if confirmation of receipt is subsequently received by the sender either orally or in writing), or by overnight courier (if such overnight courier guarantees next day delivery and such notice is sent for delivery on a day on which such courier guarantees such overnight delivery), to the respective parties at the following addresses or such other address, or facsimile number as either party may from time to time designate in writing in the manner set forth in this Section 13(d):

             THE COMPANY:

                   PETsMART, Inc.
                   Attn:  Chief Executive Officer
                   19601 North 27th Avenue
                   Phoenix, Arizona  85027
                   Phone #:     (602) 587-2000, Assistant to the CEO
                   Facsimile #: (602) 580-6513, for CEO

             EXECUTIVE:

                   Robert Moran

                   ------------------------------

                   ------------------------------

                   ------------------------------


            (e) If any portion or provision of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provisions or portions of this Agreement. If any such unenforceable or invalid provision or provisions shall be rendered enforceable and valid by changes in applicable law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.

            (f) The rights and obligations of the parties hereto shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

            (g) The waiver by either party of a breach of a provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach thereof.

            (h) This Agreement is intended to and shall be governed by, and interpreted under and construed in accordance with, the laws of the State of Arizona, without reference to any conflict of laws or principles.

            (i) If any litigation, arbitration or any other proceedings is instituted in connection with or related to this Agreement, the non-prevailing party in such litigation,


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arbitration or other proceeding shall pay the expenses, including, without limitation, the attorney's fees and expenses of investigation, of the prevailing party.

            (j) Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) under the then-existing rules of Judicial Arbitration and Mediation Services ("JAMS").

            (k) The Company and Executive expressly agree that the provisions of Sections 11, 12, 13 and any action providing for the payment of severance benefits shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

      THE COMPANY:            PETSMART, INC.

                              By: /s/ Philip L. Francis
                                  _________________________________
                                    Philip L. Francis
                                    President and Chief Executive Officer


      EXECUTIVE:              By: /s/ Robert Moran
                                  _________________________________
                                    (Robert Moran)


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